Exhibit 99.1

Chicopee Bancorp, Inc. Reports Second Quarter Results

CHICOPEE, Mass.--(BUSINESS WIRE)--July 24, 2012--Chicopee Bancorp, Inc. (the “Company”) (NASDAQ – CBNK), the holding company for Chicopee Savings Bank (the “Bank”), announced the unaudited results of operations for the three and six months ended June 30, 2012.

Net income increased $146,000, or 47.7%, from $306,000, or $0.06 earnings per share, for the three months ended June 30, 2011 to $452,000, or $0.09 earnings per share, for the three months ended June 30, 2012. This increase was primarily due to an increase in non-interest income of $186,000, or 31.5%, an increase in net interest income of $129,000, or 2.9%, and a decrease in the provision for loan losses of $55,000, or 46.2%. These increases were partially offset by an increase in non-interest expense of $149,000, or 3.2%, and an increase in income tax expense of $75,000, or 416.7%.

Non-interest income increased $186,000, or 31.5%, from $591,000 at June 30, 2011 to $777,000 at June 30, 2012. Income from customer service fees and commissions increased $89,000, or 20.0%, income from loan sales and servicing, net increased $64,000, or 128.0%, and income on the sale of an OREO residential property increased $34,000.

The increase in net interest income of $129,000, or 2.9%, from $4.489 million at June 30, 2011 to $4.618 million at June 30, 2012 was primarily due to the $308,000, or 17.2%, decrease in interest expense directly attributed to a $224,000, or 16.6%, decrease in deposit costs and a $84,000, or 19.0%, decrease in borrowing costs, including Federal Home Loan Bank (“FHLB”) advances and repurchase agreements. The decrease in interest expense was offset by the $179,000, or 2.8%, decrease in interest income due to the continued low interest rate environment.

The net interest margin increased 2 basis points from 3.48% for the three months ended June 30, 2011 to 3.50% for the three months ended June 30, 2012. The interest rate spread increased 7 basis points from 3.17% for the three months ended June 30, 2011 to 3.24% for the three months ended June 30, 2012. The average cost of funds decreased 31 basis points due to the continuation of low market interest rates, which allowed the Company to renew or replace maturing time deposits at lower costs. The average balance of demand deposit accounts, an interest free source of funds, increased $13.1 million, or 27.0%, for the three months ended June 30, 2012 compared to June 30, 2011.

Non-interest expense increased $149,000, or 3.2%, for the three months ended June 30, 2012 compared to the three months ended June 30, 2011. Non-interest expense increased primarily due to the increase in salaries and benefits of $187,000, or 7.0%, an increase in furniture and equipment expense of $34,000, or 13.0%, an increase in other non-interest expense of $44,000, or 8.1%, and an increase of $23,000, or 18.3%, in advertising expense. These increases were partially offset by a decrease in FDIC insurance expense of $77,000, or 46.4%, a decrease in stationery, supplies and postage of $22,000, or 23.4%, a decrease in occupancy expense of $19,000, or 5.0%, a decrease in data processing expense of $17,000, or 5.9%, and a decrease in professional fees of $4,000, or 2.7%.

The Company reported an increase in net income of $498,000, or 142.3%, from $350,000, or $0.06 earnings per share, for the six months ended June 30, 2011 to $848,000, or $0.17 earnings per share, for the six months ended June 30, 2012. This increase was primarily due to an increase in net interest income of $365,000, or 4.1%, an increase in non-interest income of $208,000, or 16.6%, and a decrease in the provision for loan losses of $281,000, or 79.8%. These improvements were partially offset by the increase in non-interest expense of $236,000, or 2.5%, and an increase in income tax expense of $120,000, or 857.1%.

The increase in net interest income of $365,000, or 4.1%, from $8.856 million at June 30, 2011 to $9.221 million at June 30, 2012 was primarily due to the $615,000, or 17.0%, decrease in interest expense attributed to a $453,000, or 16.6%, decrease in deposit costs and a $162,000, or 18.2%, decrease in borrowing costs, including FHLB advances and repurchase agreements. The decrease in interest expense was partially offset by the $250,000, or 2.0%, decrease in interest income due to the continued low interest rate environment.

Average interest earning assets for the six months ended June 30, 2012, increased $21.4 million, or 4.0%, from the same period in 2011. The yield on assets decreased 26 basis points, primarily due to the 25 basis point decrease in the loan yield. While the average interest-bearing liabilities increased $11.4 million, or 2.6%, the cost of funds decreased 32 basis points primarily due to the 49 basis point decrease in the cost of time deposits due to the continuation of low market interest rates, which allowed the Company to renew or replace maturing time deposits at lower costs. This decrease was partially offset by the 72 basis point increase in cost of NOW accounts. The net interest margin increased 2 basis points from 3.46%, for the six months ended June 30, 2011, to 3.48% for the six months ended June 30, 2012. The interest rate spread increased 6 basis points from 3.14% for the six months ended June 30, 2011 to 3.20% for the six months ended June 30, 2012. The average balance of demand deposit accounts, an interest free source of funds, increased $15.5 million, or 32.2%, for the six months ended June 30, 2012 compared to June 30, 2011.

Non-interest income increased $208,000, or 16.6%, from $1.252 million at June 30, 2011 to $1.460 million at June 30, 2012. Income from customer service fees and commissions increased $164,000, or 18.0%, and income from loan sales and servicing, net increased $70,000, or 35.4%. In addition there was a $34,000, 100%, increase in other non-interest income. These increases were partially offset by a $45,000, or 71.4%, increase in net losses on OREO and a decrease of $12,000, or 100%, in net gain on sales of securities available-for-sale.

The provision for loan losses was $71,000 for the six months ended June 30, 2012 compared to $352,000 for the six months ended June 30, 2011, a decrease of $281,000, or 79.8%. Non-performing loans decreased $1.2 million, or 24.6%, from $4.7 million, or 1.05% of total loans, at December 31, 2011 to $3.6 million, or 0.78% of total loans, at June 30, 2012.

Non-interest expense increased $236,000, or 2.5%, for the six months ended June 30, 2012 compared to the six months ended June 30, 2011. Non-interest expense increased primarily due to the increase in salaries and benefits of $119,000, or 2.2%, an increase in other non-interest expense of $136,000, or 13.5%, an increase in furniture and equipment expense of $63,000, or 12.3%, an increase of $46,000, or 18.2%, in advertising expense and an increase of $19,000, or 6.5%, in professional fees. These increases were partially offset by a decrease of $86,000, or 32.0%, in FDIC insurance expense and a decrease of $70,000, or 8.4%, in occupancy expense.

Total assets decreased $11.4 million, or 1.9%, from $616.3 million at December 31, 2011 to $604.9 million at June 30, 2012. The decrease in total assets were primarily due to a decrease in investments of $15.2 million, or 20.6%, and a decrease in cash and cash equivalents of $5.7 million, or 9.4%, partially offset by the increase in net loans of $10.6 million, or 2.4%, from $443.5 million, or 72.0% of total assets, at December 31, 2011 to $454.1 million, or 75.1% of total assets, at June 30, 2012.

The significant components of the $10.6 million, or 2.4%, increase in net loans were an increase of $9.0 million, or 24.1%, in construction loans, an increase of $3.3 million, or 4.1%, in commercial and industrial loans, an increase of $1.6 million, or 0.9%, in commercial real estate loans and a $1.0 million, or 3.1%, increase in consumer loans, which includes home equity lines of credit. These increases were partially offset by a $4.3 million, or 3.5%, decrease in one- to four-family residential real estate loans. The decrease in one- to four-family residential real estate loans was primarily due to the prepayments and refinancing activity attributed to the historically low interest rates. In accordance with the Company’s asset/liability management strategy and in an effort to reduce interest rate risk, the Company continues to sell fixed rate, low coupon residential real estate loans to the secondary market. During the first six months of 2012, the Company sold $14.6 million in low coupon fixed rate loans and currently services $86.8 million in loans sold to the secondary market. In order to service our customers, the servicing rights will continue to be retained on all loans written and sold in the secondary market. The increase in construction loans was primarily due to the $9.3 million, or 29.2%, increase in the commercial construction portfolio to existing commercial relationships for the expansion of their facilities in Hampden County. Upon completion, the loans will be returned to the commercial real estate loan portfolio.

The allowance for loan losses of $4.482 million, or 0.98%, of total loans, decreased $94,000, or 2.1%, from December 31, 2011. The allowance for loan losses as a percentage of non-performing loans was 126.2% at June 30, 2012, 97.1% at December 31, 2011 and 84.2% at June 30, 2011. Management reviews the level of the allowance for loan losses on a monthly basis and established the provision for loan losses based on loan volume, types of lending, delinquency trends, loss experience, estimated collateral values, current economic conditions and other related factors. Management believes that a 0.98% allowance for loan losses to total loans is sufficient to cover estimated losses.

Asset quality continues to be the top focus for management and we continue to work aggressively to resolve problem loans as they arise. Non-performing assets decreased $748,000, or 13.3%, from $5.6 million, or 0.91% of total assets, at December 31, 2011 to $4.9 million, or 0.81%, of total assets at June 30, 2012. Non-performing assets at June 30, 2012, included $1.3 million of OREO and $3.6 million of non-performing loans. Non-performing loans decreased $1.2 million, or 24.6%, from $4.7 million, or 1.05% of total loans, at December 31, 2011 to $3.6 million, or 0.78% of total loans, at June 30, 2012. From December 31, 2011 to June 30, 2012, residential real estate non-performing loans decreased $1.2 million, or 54.8%, to $1.0 million, commercial and industrial non-performing loans decreased $398,000, or 30.5%, to $908,000, home equity non-performing loans decreased $19,000, or 6.2%, to $287,000, other consumer non-performing loans decreased $50,000, or 63.3%, to $29,000. These decreases were partially offset by an increase in construction non-performing loans of $331,000, or 100%, and an increase of $194,000, or 24.3%, to $992,000, in commercial real estate non-performing loans.

The investment securities portfolio, including held-to-maturity and available-to-sale securities, decreased $15.3 million, or 20.5%, to $59.2 million, primarily due to an $11.3 million, or 41.9%, decrease in the U.S. Treasury portfolio and a $3.0 million, or 22.6%, decrease in certificates of deposit due to maturities.

Total deposits increased $1.2 million, or 0.3%, from $453.4 million at December 31, 2011 to $454.6 million at June 30, 2012. Core deposits increased $15.3 million, or 6.4%, from $240.3 million, or 53.0% of total deposits, at December 31, 2011 to $255.6 million, or 56.2% of total deposits, at June 30, 2012. NOW accounts increased $6.2 million, or 23.1%, demand deposits increased $3.8 million, or 5.5%, money market accounts increased $3.2 million, or 3.3%, and savings accounts increased $2.0 million, or 4.3%. The $15.3 million, or 6.4%, increase in core deposits was partially offset by the $14.1 million, or 6.6%, decrease in certificates of deposit to $199.0 million, or 43.8% of total deposits. Our continued success in growing low-cost relationship core deposits and continued disciplined pricing on new and renewing certificates of deposits at lower interest rates contributed to the $453,000, or 16.6%, decrease in deposit interest expense during the first six months of 2012.

Borrowings decreased $10.3 million, or 14.4%, from $71.6 million at December 31, 2011 to $61.3 million at June 30, 2012 and consisted of $7.2 million in repurchase agreements and $54.1 million in FHLB advances. In July of 2012, there are $16.2 million in FHLB advances scheduled to mature with a weighted average rate of 2.70%.

Stockholders’ equity decreased $2.2 million, or 2.4%, from $90.7 million, or 14.7% of total assets, at December 31, 2011 to $88.6 million, or 14.6% of total assets, at June 30, 2012. The decrease of $2.2 million, or 2.4%, in stockholders’ equity was primarily due to the repurchase of the Company’s stock at a cost of $3.9 million, partially offset by an increase in stock-based compensation of $532,000, or 11.3%, an increase in additional paid-in-capital of $297,000, or 10.6%, and net income of $848,000, or 142.3%. Pursuant to the Company’s Stock Repurchase Programs previously announced, in the first six months of 2012, the Company repurchased 270,379 shares of Company stock at an average price per share of $14.26.

At June 30, 2012, the Company’s balance sheet continues to be strong and regulatory capital ratios continue to exceed the levels required to be considered “well-capitalized” under federal banking regulations. Our capital management strategies have allowed us to increase our book value per share by $0.38, or 2.4%, to $16.21 at June 30, 2012 compared to $15.83 per share at December 31, 2011.

As we have stated in previous releases, the Company’s net income has been challenged by exceptionally low short-term interest rates. We continue to sacrifice short-term results to protect earnings when interest rates rise and have positioned the balance sheet to benefit from the eventual increase in interest rates. Despite the low interest rate environment, net interest income, the primary source of revenues for the Company, increased $365,000, or 4.1%, for the six months ended June 30, 2012 compared to the same period in 2011. This was accomplished by managing the cost of funds to offset the continued decrease in the asset yields.

We are pleased with the growth in earnings for the quarter and the six months ending June 30, 2012. This was the ninth consecutive quarterly profit reported by the Company following four consecutive quarters of losses. We are equally pleased with the strong growth in both loans and core deposits, the cornerstones for enhancing the franchise value of the Company. Core deposits increased $15.3 million, or 6.4%, and the loan portfolio grew $10.6 million, or 2.4%, from December 31, 2011. Excluding one-to four-family residential real estate loans which have been decreasing due to management’s decision to sell fixed rate low coupon one-to four-family residential loans, the remaining loan portfolio increased $14.8 million, or 4.7%, from December 31, 2011. The secondary market servicing portfolio has increased $2.8 million, or 3.1%, from $84.0 million at December 31, 2011 to $86.8 million at June 30, 2012.

We continue to target specific segments in our loan portfolio for growth, including commercial and industrial loans, commercial construction loans, owner occupied commercial real estate and multi-family loans. The total commercial portfolio as a percentage of total loans increased to 65.5% at June 30, 2012 from 62.4% at June 30, 2011.

Our focus on deepening relationships also emphasizes core deposit growth. We are pleased with our 30.4% increase in core deposits from June 30, 2011 to June 30, 2012. Total core deposits as a percentage of total deposits increased to 56% at June 30, 2012 from 48% at June 30, 2011. The implementation of our Rewards Checking program increased the number of new core deposit accounts, many of which were opened by a younger demographic than we have seen in recent years, which we believe will provide the Company with additional cross-selling opportunities. The program has also strategically allowed high cost certificates of deposit to run-off at maturity and be replaced with low cost relationship based core deposits.

Our focus will continue to be on quality asset growth. We will continue to invest in new products and services, invest in technology and, most importantly, invest in our most valuable asset - our people; all while implementing cost reduction initiatives where possible to improve our efficiency and, ultimately, increase profitability.

In July of 2012, the original restricted stock awards and stock options granted to the Board of Directors and management under the 2007 Equity Incentive Plan will be fully vested. This will represent an estimated savings of $95,000 per month. In addition, in July of 2012 there are $16.2 million in FHLB advances that are scheduled to mature and are projected to be paid in full with the Company’s excess liquidity. The projected monthly savings resulting from the FHLB maturities is $34,000 per month.

Our team works diligently to improve asset quality, reduce non-performing assets and improve credit quality indicators. We closely monitor loan delinquency and proactively work through problem loans. Asset quality remains favorable at June 30, 2012 as reflected in the ratio of non-performing loans as a percentage of total loans of 0.78% and non-performing assets as a percentage of total assets of 0.81%. Total delinquency as a percentage of total loans was 1.4% at June 30, 2012 compared to 1.7% at December 31, 2011, indicating that management is effectively managing asset quality.

We have continued our positive trend into 2012 with respect to the key operating metrics of our Company. We continued to grow net interest income and non-interest income, expand the margin during a difficult interest rate environment, increase loans and core deposits and improve asset quality while maintaining strong capital and liquidity. We stand behind our strategic plan to build franchise value while providing our customers first rate banking products and services. We are certain that our positive trends are due to the execution of our plan and strategies committed by the Board of Directors and the management team of our Company.

Chicopee Bancorp, Inc. is a publicly owned bank holding company and the parent corporation of Chicopee Savings Bank, a Massachusetts stock savings bank headquartered at 70 Center Street, Chicopee, MA 01013. Chicopee Savings Bank provides a wide variety of financial products and services through its main office, seven branch offices located in Chicopee, Ludlow, West Springfield, South Hadley, and Ware in Western Massachusetts, and lending and operations center. Chicopee Savings Bank offers customers the latest and most technically advanced internet banking, including on-line banking and bill payment services. The Bank's deposits are insured by the Federal Deposit Insurance Corporation and the Depositors Insurance Fund of Massachusetts. For more information regarding the Bank’s products and services, please visit our web site at www.chicopeesavings.com.

This news release contains forward-looking statements, which can be identified by the use of words such as "believes," "expects," "anticipates," "estimates" or similar expressions. Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, changes in deposit flows and changes in the quality or composition of the Company's loan or investment portfolios. Additionally, other risks and uncertainties may be described in the Company's quarterly reports on Form 10-Q and its annual report on Form 10-K, each filed with the Securities and Exchange Commission, which are available through the SEC's website at www.sec.gov. Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company assumes no obligation to update any forward-looking statements, except as required by law.

CHICOPEE BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars In Thousands)

	June 30,	December 31,
ASSETS	2012	2011
	(Unaudited)

Cash and due from banks	$18,350	$10,665
Federal funds sold	6,874	50,457
Interest-bearing deposits with the Federal Reserve Bank of Boston	30,150	-
Total cash and cash equivalents	55,374	61,122

Securities available-for-sale, at fair value	584	613
Securities held-to-maturity, at cost (fair value $65,342 and $80,607 at
June 30, 2012 and December 31, 2011, respectively)	58,614	73,852
Federal Home Loan Bank stock, at cost	4,277	4,489
Loans, net of allowance for loan losses ($4,482 at
June 30, 2012 and $4,576 at December 31, 2011)	454,084	443,471
Loans held for sale	525	1,635
Other real estate owned	1,325	913
Mortgage servicing rights	371	344
Bank owned life insurance	13,619	13,427
Premises and equipment, net	9,862	9,853
Accrued interest and dividends receivable	1,521	1,527
Deferred income tax asset	2,903	2,893
FDIC prepaid insurance	641	824
Other assets	1,166	1,343
Total assets	$604,866	$616,306

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits
Demand deposits	$72,613	$68,799
NOW accounts	32,915	26,747
Savings accounts	49,168	47,122
Money market deposit accounts	100,847	97,606
Certificates of deposit	199,033	213,103
Total deposits	454,576	453,377

Securities sold under agreements to repurchase	7,177	12,340
Advances from Federal Home Loan Bank	54,100	59,265
Accrued expenses and other liabilities	428	542
Total liabilities	516,281	525,524

Stockholders' equity
Common stock (no par value, 20,000,000 shares authorized, 7,439,368
shares issued at June 30, 2012 and December 31, 2011)	72,479	72,479
Treasury stock, at cost (1,973,444 shares at June 30, 2012
and 1,703,065 shares at December 31, 2011)	(26,045)	(22,190)
Additional paid-in-capital	3,097	2,800
Unearned compensation (restricted stock awards)	(163)	(546)
Unearned compensation (Employee Stock Ownership Plan)	(4,017)	(4,166)
Retained earnings	43,256	42,408
Accumulated other comprehensive loss	(22)	(3)
Total stockholders' equity	88,585	90,782
Total liabilities and stockholders' equity	$604,866	$616,306

See accompanying notes to unaudited consolidated financial statements.

CHICOPEE BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In Thousands, Except for Number of Shares and Per Share Amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011

Interest and dividend income:
Loans, including fees	$5,672	$5,868	$11,357	$11,677
Interest and dividends on securities	412	403	824	770
Other interest-earning assets	18	10	38	22
Total interest and dividend income	6,102	6,281	12,219	12,469

Interest expense:
Deposits	1,127	1,351	2,272	2,725
Securities sold under agreements to repurchase	4	10	8	19
Other borrowed funds	353	431	718	869
Total interest expense	1,484	1,792	2,998	3,613

Net interest income	4,618	4,489	9,221	8,856
Provision for loan losses	64	119	71	352

Net interest income after provision for loan losses	4,554	4,370	9,150	8,504

Non-interest income:
Service charges, fees and commissions	533	444	1,074	910
Loan sales and servicing, net	114	50	268	198
Net gain on sales of securities available-for-sale	-	-	-	12
Net loss on other real estate owned	-	-	(108)	(63)
Income from bank owned life insurance	96	97	192	195
Other non-interest income	34	-	34	-
Total non-interest income	777	591	1,460	1,252

Non-interest expenses:
Salaries and employee benefits	2,846	2,659	5,617	5,498
Occupancy expenses	364	383	760	830
Furniture and equipment	296	262	575	512
FDIC insurance assessment	89	166	183	269
Data processing	270	287	585	580
Professional fees	146	150	312	293
Advertising	149	126	299	253
Stationery, supplies and postage	72	94	180	176
Other non-interest expense	590	546	1,145	1,009
Total non-interest expenses	4,822	4,673	9,656	9,420

Income before income taxes	509	288	954	336
Income tax expense (benefit)	57	(18)	106	(14)
Net income	$452	$306	$848	$350

Earnings per share: (1)
Basic	$0.09	$0.06	$0.17	$0.06
Diluted	$0.09	$0.06	$0.17	$0.06

Adjusted weighted average shares outstanding:
Basic	4,946,039	5,372,770	5,014,369	5,396,871
Diluted	4,989,071	5,415,769	5,050,777	5,432,708

(1) Common stock equivalents were excluded from the computation of diluted net income per share for the three and six months ended June 30, 2012 and 2011, since the inclusion of such equivalents would be anti-dilutive.

See accompanying notes to unaudited consolidated financial statements.

CHICOPEE BANCORP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA AND RATIOS
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June		June
	2012	2011	2012	2011

Operating Results:
Net interest income	$4,618	$4,489	$9,221	$8,856
Loan loss provision	64	119	71	352
Non-interest income	777	591	1,460	1,252
Non-interest expense	4,822	4,673	9,656	9,420
Net income	452	306	848	350

Performance Ratios:
Return on average assets	0.30%	0.21%	0.28%	0.12%
Return on average equity	2.02%	1.33%	1.89%	0.76%
Interest rate spread	3.24%	3.17%	3.20%	3.14%
Net interest margin	3.50%	3.48%	3.48%	3.46%
Non-interest income to average assets	0.52%	0.41%	0.49%	0.44%
Non-interest expense to average assets	3.23%	3.23%	3.23%	3.29%
Efficiency Ratio	89.38%	91.99%	90.40%	93.19%
Average Equity to Average Assets	14.98%	15.90%	15.00%	16.00%

Per Share Data
Diluted earnings per share	$0.09	$0.06	$0.17	$0.06
Stock price at period end	N/A	N/A	$14.48	$14.30
Book value per share	N/A	N/A	$16.21	$15.53

	At June 30,	At December 31,
	2012	2011

Asset Quality Ratios:
Allowance for loan losses as a percent of total loans	0.98%	1.02%
Allowance for loan losses as a percent of total non-performing loans	126.22%	97.13%
Net charge-offs to average loans outstanding during the period	0.04%	0.16%
Non-performing loans as a percent of total loans	0.78%	1.05%
Non-performing assets as a percent of total assets	0.81%	0.91%

Other Data:

Number of Offices			9	9
(1) Efficiency Ratio includes total non-interest expenses divided by the sum of net interest income plus total non-interest income.

CONTACT:
Chicopee Bancorp, Inc.
Guida R. Sajdak, 413-594-6692
Senior Vice President, Chief Financial Officer and Treasurer